EXHIBIT 23.1

CONSENT OF ERNST & YOUNG LLP

We consent to the incorporation by reference in the following documents of our report dated January 16, 2004, with respect to the consolidated financial statements of PrivateBancorp, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2003:

•	Registration Statement (Form S-8 No. 333-104807) pertaining to the PrivateBancorp, Inc. Incentive Compensation Plan and the PrivateBancorp, Inc. Deferred Compensation Plan

•	Registration Statement (Form S-8 No. 333-43830) pertaining to the PrivateBancorp, Inc. Amended and Restated Stock Incentive Plan and the PrivateBancorp, Inc. Savings and Retirement Plan (formerly known as The PrivateBank and Trust Company Savings and Retirement Plan)

•	Registration Statement (Form S-8 No. 333-88289) pertaining to the PrivateBancorp, Inc. Amended and Restated Stock Incentive Plan

/s/    Ernst & Young LLP

Chicago, Illinois

March 10, 2004